Exhibit 99.(k)(10)(iii)

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment (this “Amendment”) is made as of June 26, 2024 by and among Infinity Core Alternative Fund, a Maryland statutory trust (“Borrower”), and BANK OF AMERICA, N.A., in its capacity as lender (“Lender”) and BANK OF AMERICA, N.A., in its capacity as administrative agent, collateral agent and calculation agent for Lender (“Agent”). Capitalized terms referred to herein without definition have the meanings given to them in the Credit Agreement (as defined below).

WHEREAS, Borrower, Lender and Agent have entered into that certain Credit Agreement dated as of June 28, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.         Amendment. Effective as of the date hereof, the Credit Agreement is hereby amended as follows:

(a)          The definition of “Scheduled Maturity Date” in Annex I (Definitions; Construction) of the Credit Agreement is hereby deleted and replaced in its entirety to read as follows:

“Scheduled Maturity Date” means June 25, 2025, or if such day is not a Business Day, the immediately preceding Business Day.

SECTION 2.         Conditions to Effectiveness of this Amendment. The effectiveness of this Amendment is conditioned upon receipt by Agent of the following:

(a)          Executed Documents. From each party to this Amendment either (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to Agent (which may include scanned or facsimile copies of a signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b)          Officer’s Certificate. Certificate from Borrower addressed to Lender, dated as of the date hereof and signed by a Responsible Officer, (1) (A) attaching true, correct and complete copies of written resolutions adopted by Borrower approving the terms of and the transactions contemplated by this Amendment (the “Authorizing Resolutions”), (B) certifying that such Authorizing Resolutions have not been amended, modified, superseded, revoked or rescinded in any respect and are in full force and effect as of the date hereof, (C) confirming that the execution, delivery and performance of this Amendment are fully authorized and approved pursuant to the terms of the Authorizing Resolutions, (D) certifying the names and the capacities of Responsible Officers and other Persons authorized to signed this Amendment and any other documents delivered hereunder and in connection herewith, (E) confirming that there have been no material changes to the documents attached to Borrower’s Certificate of Responsible Officer dated June 28, 2023 and (F) attaching certificates relating to the good standing of Borrower and the General Partner, in each case as of a recent date, and (2) certifying that at the time of and immediately giving effect to this Amendment, (A) each of the representations and warranties contained in Section 4 (Representations and Warranties) of the Credit Agreement and in the other Facility Documents are true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) on and as of the date hereof, except to the extent that any representation or warranty specifically relates to an earlier date, in which case it shall be true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) as written on such earlier date, and (B) no Default or Event of Default has occurred and is continuing (other than a Default or Event of Default for which written notice was delivered to Agent) or would result from the execution of this Amendment.

SECTION 3.         Reference to and Effect on the Facility Documents.

(a)          On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Facility Documents to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)          The Credit Agreement and the other Facility Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

SECTION 4.         Representations and Warranties. Borrower represents and warrants that at the time of giving effect to this Amendment, each of the representations and warranties contained in Section 4 (Representations and Warranties) of the Credit Agreement are true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) on and as of the date hereof as if made on the date hereof, except any such representation or warranty that specifically relates to an earlier date shall be true and correct in all material respects (except that any such representation and warranty that contains a qualification as to materiality, “Material Adverse Effect” or similar language is true and correct as written) as written on such earlier date.

SECTION 5.         Default and Event of Default. Borrower represents and warrants that at the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or would result from this Amendment.

SECTION 6.         Effective Date. This Amendment shall become effective as of June 26, 2024, subject to satisfaction of the conditions set forth in Section 2 (Conditions to Effectiveness of this Amendment) of this Amendment.

SECTION 7.         Governing Law. The provisions contained in the Credit Agreement, insofar as they relate to governing law shall apply to this Amendment mutatis mutandis as if they were incorporated herein.

SECTION 8.         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER

Infinity Core Alternative Fund

By:	/s/ John Champagne
Name: John Champagne
Title: Authorized Signatory

[Additional signature pages follow]

Signature Page to Second Amendment to Credit Agreement

AGENT

BANK OF AMERICA, N.A.,
as Agent

By:	/s/ Richard Jessop
Name: Richard Jessop
Title: Managing Director

[Additional signature page follows]

Signature Page to Second Amendment to Credit Agreement

LENDER

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Richard Jessop
Name: Richard Jessop
Title: Managing Director

Signature Page to Second Amendment to Credit Agreement